BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Ecosciences, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 has been amended by the addition of the following:

Upon the filing and effectiveness (the "Effective Time") of this amendment to the Corporation's Articles of Incorporation, as amended, pursuant to the Nevada Revised Statutes, each Ten Thousand (10,000) shares of Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, either issued and outstanding or held by the Corporation as treasury stock, shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof; provided that no fractional shares shall be issued to any holder and instead of issuing such fractional shares, the Corporation shall round fractional shares up to the nearest whole number. The par value shall remain unchanged.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 80%

4. Effective date and time of filing: (optional) Date: 5/15/17 Time: 9:00 AM
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Joel Falitz

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.